EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-185479, 333-11981, 333-41385, 333-84869, 333-53634, 333-82854 and 333-124939) of Urologix, Inc. of our report dated September 19, 2014 with respect to the balance sheets of Urologix, Inc. as of June 30, 2014 and 2013, and the related statements of operations, shareholders’ equity (deficit), and cash flows for the years ended June 30, 2014 and 2013, which report appears in the June 30, 2014 annual report on Form 10-K of Urologix, Inc.

Our report dated September 19, 2014 contains an explanatory paragraph that states that the Company has suffered recurring operations losses, negative operating cash flows and the need for additional working capital to support future operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
September 19, 2014